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                                  EXHIBIT 21.1

                                  SUBSIDIARIES

SunStyle International Holidays, Inc., a Florida corporation

SunStyle International Holidays of California, Inc., a Florida corporation

SunStyle International Holidays Limited, a United Kingdom company

Affinity International Travel Systems Limited, a United Kingdom company

Airline Travel Trust, Inc., a Florida corporation